EXHIBIT 99.1

NEW YORK STOCK EXCHANGE SUSPENDS
TRADING IN VERSO’S COMMON STOCK AND
COMMENCES DELISTING PROCEEDINGS

MEMPHIS, Tenn. (September 21, 2015) - Verso Corporation (NYSE:VRS) confirmed today that the New York Stock Exchange has suspended trading in Verso’s common stock, effective immediately, and has commenced proceedings to delist the stock from the NYSE. The NYSE took this action when the trading price of Verso’s common stock decreased to $0.15 per share this afternoon. The NYSE, in interpreting its continued listing standards, hastermined that a trading price of $0.15 or less per share is “abnormally low” and, therefore, is cause for suspension of trading and delisting from the NYSE.
Verso’s common stock will begin trading in over-the-counter markets effective immediately. The suspension and delisting are unrelated to Verso’s business operations and do not constitute a default under any of Verso’s credit agreements and debt securities. Verso will continue to file periodic and other reports with the SEC under applicable federal securities laws.
As a result of the suspension and delisting, the NYSE will not consider the listing compliance plan that Verso submitted to the NYSE this morning in which Verso sought to demonstrate its ability to achieve compliance with the NYSE’s continued listing standard requiring that Verso’s average market capitalization be at least $50 million over a period of 30 consecutive trading days. Verso also will not be allowed an opportunity to achieve future compliance with the NYSE’s continued listing standard requiring that the average share price of Verso’s common stock be at least $1.00 over a consecutive 30-trading-day period.
About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.
Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E

of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions.  Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso.  Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business.  For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission.  Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
Media Contact:
Kathi Rowzie
Vice President, Communications and Public Affairs
(901) 369-5800
kathi.rowzie@versoco.com

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